EXHIBIT 99.1

(1)  The Reporting Person is a managing director of Goldman, Sachs & Co. (“Goldman Sachs”). Goldman Sachs is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”).  The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(2) The Limited Partnerships (as defined below) hold Series A-1 and Series A-2 shares of Class A Common Stock (“Class A Shares”).  A holder of Class A Shares may, from time to time prior to May 31, 2015, elect to convert some, or all, of its Class A Shares in order to sell the resulting shares of the Issuer’s Class P Common Stock (“Common Shares”) to a third party or to make a distribution of such resulting Common Shares to its investors or partners.  As of the date of this filing, Class A Shares are convertible on a one-for-one basis into Common Shares.  As certain thresholds are met through holders of Class A Shares receiving additional value in the future from their ownership of the Class A Shares, either via distributions paid by the Issuer on such Class A Shares or future sales or distributions to its investors or partners of Common Shares received upon conversion of their Class A Shares, the holders of the Issuer’s Series B-1 or Series B-2 (as applicable) Class B Common Stock (“Class B Shares”) and Series C-1 or Series C-2 Class C (as applicable) Common Stock (“Class C Shares”) will convert or be entitled to convert a portion of their Class B Shares and Class C Shares into Common Shares, and the Class A Shares will have their conversion ratio reduced in proportion to the amount of Common Shares that the Class B Shares and Class C Shares receive upon conversion.  The total number of Common Shares that the Class A Shares, Class B Shares and Class C Shares may receive in the aggregate is fixed.  The formula for the conversion of Class A Shares, Class B Shares and Class C Shares into Common Shares, as well as the terms and conditions of such conversions, are specified in Article Fourth of the Issuer’s Certificate of Incorporation, filed as Exhibit 3.1 of the Issuer’s Amendment No. 3 to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission on January 26, 2011.

In connection with the Issuer’s initial public offering of its Common Shares (the “IPO”), the Limited Partnerships converted some of their Class A Shares, on a one-for-one basis, into the Common Shares that the Limited Partnerships sold in the IPO.  Pursuant to an underwriting agreement, dated February 10, 2011, and the final prospectus filed by the Company on February 11, 2011, which offering was consummated on February 16, 2011, the Limited Partnerships converted, in the aggregate, 34,985,360 shares of Series A-1 Class A Shares and 8,653,938 shares of Series A-2 Class A Shares into 43,639,298 Common Shares that were sold in the IPO.

(3)  Goldman Sachs and GS Group may be deemed to beneficially own indirectly, in the aggregate, 108,089,296 shares of Series A-1 Class A Shares and 26,736,842 shares of Series A-2 Class A Shares through certain limited partnerships (the “Limited Partnerships”).  Affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the Limited Partnerships.